Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BISON CAPITAL ACQUISITION CORP.

Bison Capital Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

A. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 10, 2019 and will take effective at 9:40 am on May 14, 2019, EST.

2. The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and will be duly approved by stockholders of the Corporation in accordance with Section 228 of the DGCA before the effectiveness.

3. The Amended and Restated Certificate of Incorporation so adopted reads in full as attached hereto as Exhibit A and is hereby incorporated herein by this reference.

4. The effective date and time of this filing is May 15, 2019, 7 A.M. EST.

IN WITNESS WHEREOF, Bison Capital Acquisition Corp. has caused this Certificate to be signed by the Chief Executive Officer this 13th day of May, 2019.

BISON CAPITAL ACQUISITION CORP.

By:	/s/ James Jiayuan Tong
James Jiayuan Tong
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATEED CERTIFICATE

OF INCORPORATION
OF
BISON CAPITAL ACQUISITION CORP.

ARTICLE I

The name of this Corporation is Xynomic Pharmaceuticals Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, DE 19801, and the name of the Corporation’s registered agent at such address is CT Corporation.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board”) is hereby expressly authorized, by filing a certificate (“Certificate of Designation”) pursuant to the General Corporation Law of the State of Delaware, as amended (the “DGCL”), to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate of Incorporation”) (including any Certificate of Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designation filed with respect to any series of Preferred Stock).

ARTICLE V

In furtherance and not in limitation of the powers conferred by the DGCL, subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation that may be filed from time to time), the affirmative vote of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the stockholders to adopt new Bylaws or to alter, amend or repeal the Bylaws.

ARTICLE VI

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

B. The Board or any individual director may be removed from office only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

C. Any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law and or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

D. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

E There shall be no cumulative voting in the election of directors.

ARTICLE VII

A. Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation. The taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

B. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Secretary of the Corporation at the direction of the Board, pursuant to a resolution adopted by a majority of the entire Board, but such special meetings may not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to the provisions of this Article IX.

ARTICLE X

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, VIII, IX and this Article X.

The effective date and time of this filing is May 15, 2019, 7 A.M. EST.

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